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                                            Filed Pursuant to Rule 424 (b)(1)
                                            Registration Number 333-16453


PROSPECTUS SUPPLEMENT

                              SHOP VAC CORPORATION

                                 SUPPLEMENT TO
                               OFFER TO EXCHANGE
                             DATED JANUARY 28, 1997
               RELATING TO 10 5/8% SENIOR SECURED NOTES DUE 2003
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     This Supplement (the "Supplement") amends and supplements the Offer to
Exchange dated January 28, 1997 (the "Offer to Exchange") with respect to the offer to exchange (the "Exchange Offer") by Shop Vac Corporation, a New Jersey corporation (the "Company"), of its 10 5/8% Senior Secured Notes due 2003 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended, for its outstanding, unregistered 10 5/8% Senior Secured Notes due 2003 (the "Private Notes"). This Supplement should be read in conjunction with the Offer to Exchange, copies of which may be obtained in the manner set forth below. Unless otherwise defined, capitalized terms used herein have the same meanings as in the Offer to Exchange.

     The Company hereby extends the expiration date (the "Expiration Date") of its Exchange Offer, until 5:00 p.m., New York City time, on February 28, 1997, unless extended. The Exchange Offer was previously set to expire at 5:00 p.m., New York City time, on February 17, 1997. To the extent permitted by law, the Company reserves the right to make future extensions of the Expiration Date by press release only.

     Except as set forth above, all other terms and provisions of the Exchange Offer remain as set forth in the previously furnished Letter of Transmittal and the Offer to Exchange,
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     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 28, 1997, UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 28, 1997.

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                                   IMPORTANT

     Marine Midland Bank has agreed to provide services as Exchange Agent for the Exchange Offer. If you require assistance with the Exchange Offer, or additional copies of the Offer to Exchange, the Letter of Transmittal or other materials relating to the Exchange Offer, please contact the Exchange Agent at its address set forth below. Holders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer. As of February 5, 1997, no holders of Private Notes have tendered Private Notes pursuant to the Exchange Offer.

                                 MISCELLANEOUS

     The Company has filed this Supplement with the Securities and Exchange Commission.
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                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 5, 1997
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                             The Exchange Agent is:
                              Marine Midland Bank

                        By Registered or Certified Mail:
                               Marine Midlnd Bank
                             140 Broadway - A Level
                           Corporate Trust Operations
                         New York, New York 10005-1180

                             By Overnight Delivery:
                               Marine Midlnd Bank
                             140 Broadway - A Level
                           Corporate Trust Operations
                         New York, New York 10005-1180
                               By Hand Delivery:
                               Marine Midlnd Bank
                             140 Broadway - A Level
                           Corporate Trust Operations
                         New York, New York 10005-1180

                                 By Facsimile:
                                 (212) 658-2292
                             Confirm by Telephone:
                                 (212) 658-5931